Exhibit 99.1

     Sarnoff Appointed Interim Chairman of Multimedia Games; Graves Resigns Board Chairmanship to Continue Pursuing Outside Business Opportunities

    AUSTIN, Texas--(BUSINESS WIRE)--Dec. 9, 2003--Multimedia Games, Inc. (Nasdaq: MGAM) announced today that Thomas W. Sarnoff has been appointed interim Chairman of Multimedia's Board of Directors, replacing Gordon T. Graves who resigned as Chairman to devote more time to outside business opportunities.
    Mr. Graves will continue to serve as a Multimedia Director. Mr. Sarnoff, who has served as a Director since December 1997, currently serves on the Board's Nominating and Governance Committee, as well as on the Audit and Compensation Committees. As a result, the size of Multimedia's Board remains unchanged at six directors, including four independent directors.
    Multimedia is reviewing opportunities to expand the size of the board and to increase the Board's number of independent directors. Mr. Sarnoff will serve as Chairman of the Board of Directors during this review period, with the intention that the Board, including any new directors who may be appointed, will name a new Chairman at a later date.
    "On behalf of the entire Board of Directors, I want to thank Gordon both for his vision in founding the company and for his many years of service as Chairman of the Board and previously as the Company's Chief Executive Officer," said Mr. Sarnoff.
    In making its determination to appoint Mr. Sarnoff as interim Chairman, the Board of Directors noted his six years of service as a director and his ongoing contributions to the Nominating and Governance, Audit and Compensation committees.
    Mr. Sarnoff served in various capacities at the National Broadcasting Company, Inc. for over 25 years, holding positions including Vice President of Production and Business Affairs, Executive Vice President of West Coast Operations, and last serving as President of NBC Entertainment Corporation from 1969 to 1977. Since retiring from NBC in 1977, Mr. Sarnoff has been engaged in the production of television and film entertainment, primarily through Sarnoff Entertainment Corporation, which he formed in 1981. Mr. Sarnoff serves in leadership positions in many civic and charitable organizations, and is currently the Chairman and Chief Executive Officer and a member of the Board of Directors of the Academy of Television Arts & Sciences Foundation.

    About Multimedia Games, Inc.

    Multimedia Games, Inc. is the leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company's development and marketing efforts focus on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States. Additional information may be found at www.multimediagames.com.

    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to the risk that the Company is unable to identify qualified candidates for the Board of Directors or to find a suitable replacement for the permanent Chairman. Other important risks and uncertainties that may affect our business are detailed form time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


    CONTACT: Multimedia Games, Inc.
             Clifton Lind, 512-334-7500
               or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni
             Richard Land
             212-835-8500
             mgam@jcir.com